Exhibit 99.1

OWENS CORNING WORLD HEADQUARTERS	News
ONE OWENS CORNING PARKWAY
TOLEDO, OHIO, USA 43659
418.248.8000

For Immediate Release	[Owens Corning Logo	]

Media Inquiries:	Investor Inquiries:
Jason Saragian	Scott Deitz
419/248.8987	419/248.8935

Preliminary Third Quarter 2006 Results Announced

To Advance Completion of Emergence-Related Financing

Toledo, Ohio – Oct. 23, 2006 – In support of planned financing activities associated with its expected emergence from asbestos-related Chapter 11 at the end of this month, Owens Corning (OWENQ.OB) today announced preliminary financial results for the third quarter of 2006. Final results for the quarter and the first nine months of the year are scheduled to be announced on Wednesday, Oct. 25.

Sales for the third quarter of 2006 are estimated to total a third-quarter record of $1.66 billion, compared with third-quarter sales of $1.62 billion in 2005. Reported income from operations during the quarter is estimated to be $159 million, compared with $139 million during the same period last year. Depreciation and amortization during the third quarter are estimated at $60 million, the same as 2005.

When communicating to its Board of Directors and employees regarding the operating performance of the company, management excludes certain items, including those related to the company’s Chapter 11 proceedings, asbestos liabilities, restructuring and other activities. In the third quarter of 2006, such items amounted to a net credit of $5 million of additional income, compared with a net charge of $7 million during the same period of 2005. After excluding such items, adjusted income from operations for the third quarter of 2006 is estimated to be $154 million, compared with $146 million for the comparable period in 2005.

Following recent U.S. Bankruptcy and District Court approvals of Owens Corning’s Plan of Reorganization, the company expects to emerge from bankruptcy at the end of this month.

About Owens Corning

Owens Corning is a world leader in building materials systems and composite solutions. A Fortune 500 company for more than 50 years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing, siding and stone, to glass composite materials used in transportation,

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electronic, telecommunications and other high-performance applications. Since the company’s founding in 1938, Owens Corning has become a market-leading innovator of glass fiber technology with sales of $6.3 billion in 2005 and 20,000 employees in 26 countries. Additional information is available at http://www.owenscorning.com.

On October 5, 2000, Owens Corning and 17 United States subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The Debtors are currently operating their businesses as debtors-in-possession in accordance with provisions of the Bankruptcy Code. The Chapter 11 cases of the Debtors are being jointly administered under Case No. 00-3837 (JKF). The Chapter 11 cases do not include other U.S. subsidiaries of Owens Corning or any of its foreign subsidiaries. The Debtors filed for relief under Chapter 11 to address the growing demands on Owens Corning’s cash flow resulting from the substantial costs of asbestos personal injury liability.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

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